UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, "Driver"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On January 15, 2020, Driver delivered the following letter via email to subscribers of renovatemybank.com:

What’s Wrong With This Picture?

Part 2—Investor Outreach or Executive Boondoggle?

January 15, 2020

Dear Fellow First United Shareholders,

Many of you have brought to our attention that Carissa Rodeheaver, Chief Executive Officer and Chairman of First United Corporation (“First United”), is scheduled to attend two industry conferences in Arizona later this month. We assure you that the irony of Ms. Rodeheaver attending a conference known as Acquire or Be Acquired is not lost on us.

Many of you have also raised a very valid question: “Why is Ms. Rodeheaver wasting time and shareholders’ money by traveling to industry conferences?” Unfortunately, we have no answer to this question and share the skepticism that many of you have expressed.

In our view, the most obvious and important question that should be addressed by Ms. Rodeheaver is: “Will you run a sale process and, if not, why?” Although a growing number of shareholders have raised this question to Ms. Rodeheaver, it does not seem to be one that she is willing to address.

We understand that, over the last few months, Ms. Rodeheaver has traveled throughout the Northeast and Midwest to meet with shareholders and potential investors. She now plans to leave Oakland, Maryland in the dead of winter to travel to sunny Arizona. What is the point of Ms. Rodeheaver’s travels if she will not address the most important question for investors?

Until Ms. Rodeheaver is willing to address the obvious question on all of our minds, she should focus on First United and spare shareholders the wasted time and expense of her travels.

If you agree with us, please communicate your views to the Board of Directors by calling or mailing Tonya Sturm, Corporate Secretary and Chief Financial Officer. First United has represented to shareholders in its proxy statement that Ms. Strum “will deliver all shareholder communications directly to [the Board] for consideration.”

DRIVER HAS NOMINATED THREE HIGHLY-QUALIFIED, INDEPENDENT NOMINEES FOR ELECTION TO THE BOARD AT FIRST UNITED’S 2020 ANNUAL MEETING

Due to First United’s refusal to heed shareholders’ calls for a sale process, we were left with no choice but to nominate three highly-qualified, independent director candidates, Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead, for election to the Board at the upcoming annual meeting.

Driver is committed to transparency and effective information sharing. We invite all shareholders to visit www.RenovateMyBank.com to learn more about our case for change and sign up for e-mail updates.

Sincerely,

/s/ J. Abbott Cooper

J. Abbott Cooper

Managing Member

Driver Management Company LLC

About Driver Management Company

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value. For information, visit www.drivermanagementcompany.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Ed.D, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 365,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 3,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.

Item 2: Also on January 15, 2020, Driver posted the following material to renovatemybank.com: